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                                                            EXHIBIT 20.1
                              [LETTERHEAD LOGOS]
RIDDELL SPORTS INC.
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900 THIRD AVENUE, 27TH FLOOR, NEW YORK, NEW YORK 10022     (212) 826-4300
                                                     FAX:  (212) 826-5006
                                               Contact:  David Groelinger
                                                  Chief Financial Officer
                             RIDDELL SPORTS INC.
                       ANNOUNCES NEW FOOTWEAR LICENSEE


New York, N.Y., February 5, 1998, - - Riddell Sports Inc. (NASDAQ: RIDL) today announced that its shoe licensee, Pursuit Athletic Footwear Inc., has sold its assets to a subsidiary of Enterprise Capital Group.

Enterprise indicated it plans to instill new management while maintaining Ernie and Harry Wood, founders of Pursuit Athletic Footwear, on a consulting basis. Enterprise Capital Group is a diversified, privately owned company with 1997 revenues exceeding $250 million. Enterprise Capital is an affiliate of Enterprise Rent-A-Car Company.

David Mauer, Riddell's Chief Executive Officer, commenting on this event, said, "I am excited to have Enterprise Rent-A-Car Company as a business partner. Their management team has an impressive entrepreneurial record in various businesses, and I am pleased they have chosen to apply their talents to marketing Riddell athletic shoes. We understand that management of Enterprise intends to invest in the business and work with other Riddell licensees to broaden consumer awareness of the Riddell brand."

As previously reported in June 1997, Riddell assigned up to $3 million of royalties (on a present value basis) from this license to settle certain litigation.

Riddell Sports Inc. provides institutional sporting goods and school spirit products and services to educational and recreational organizations through its national, direct sales force. The Company is the world's leading manufacturer and reconditioner of football protective equipment and the nation's leading manufacturer of uniforms and operator of camps for high school and college cheerleaders and dance teams. The Company's consumer products group markets miniature and full-size helmets for collectors and licenses the Riddell and MacGregor trademarks for use on athletic footwear and leisure apparel.